Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts 28% Increase on Year-To-Date Net Income
Ankeny, IA, March 7, 2016 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $0.97 for the third quarter of fiscal 2016 ended January 31, 2016, compared to $1.01 per share for the same quarter a year ago. Year to date, diluted earnings per share were $4.54 versus $3.57 a year ago. “Total inside gross profit was up over 13% in the third quarter, driven primarily by improved margin performance in our prepared food category,” stated Chairman and CEO Robert J. Myers. “Our fuel margin per gallon was above our annual goal but still below prior year’s strong results, which impacted diluted earnings per share by approximately 30 cents compared to prior year’s third quarter.”
Fuel - The Company's annual goal for fiscal 2016 is to increase same-store gallons sold 2% with an average margin of 16.7 cents per gallon. For the third quarter, same-store gallons sold were up 1.6% with an average margin of 18.1 cents per gallon. The Company sold 15.2 million renewable fuel credits for $9.2 million during the third quarter. “Fuel margins finished above goal for the third quarter due to elevated RIN values as well as a decline in wholesale fuel costs towards the end of the quarter,” said Myers. “Same-store gallons sold dipped slightly below our goal in the third quarter; however year-to-date same store gallons are up 2.7%.” Total gallons sold were up 7.1% with an average margin of 20.1 cents per gallon year to date.
Grocery and Other Merchandise - Casey's annual goal for fiscal 2016 is to increase same-store sales 6.2% with an average margin of 32.1%. For the third quarter, same-store sales were up 7.1% with an average margin of 31.2%. “Cigarette sales continue to benefit from lower retail fuel prices, and sales in the entire category performed well in the third quarter,” said Myers. “Margin has been slightly impacted by the increased contribution of cigarettes, and performed in line with prior year's third quarter." For the year, total sales were up 10.2% with an average margin of 31.8%. Year to date, same-store sales were up 7.1%.
Prepared Food and Fountain - The goal for fiscal 2016 is to increase same-store sales 10.4% with an average margin of 60.8%. Same-store sales for the third quarter were up 6.0% with an average margin of 62.0%. “The 330 basis point increase in margin from prior year’s third quarter was primarily due to lower commodity costs, and we have taken advantage of this favorable environment to lock in cheese costs through December 31, 2016,” said Myers. “Challenging weather and strong prior year sales comparisons resulted in same-store sales falling below goal in this quarter. However, gross profit dollars were up over 16% for the category. We remain optimistic about future growth in this category, as we plan to implement pizza delivery in an additional 45 stores and complete 40 major remodels in the fourth quarter.” Year to date, total sales were up 13.0% to $662.4 million compared to the first nine months last year, and gross profit dollars were up 19.5% to $415.2 million. Year to date, same-store sales were up 8.5% with an average margin of 62.7%.
Operating Expenses - For the third quarter, operating expenses were up 8.7% to $259.6 million. Year to date, operating expenses also increased 8.7% to $791.2 million.“Both the quarter-to-date and year-to-date increases were primarily driven by operating more stores this year compared to the same periods one year ago, and the continued rollout of 24-hour conversions, pizza delivery service, and major remodels,” said Myers. “The Company continued

to benefit from lower fuel prices during the quarter as the increase in operating expenses was partially offset by a $1.1 million decrease in transportation costs due to lower fuel prices."
Expansion - The Company’s annual goal is to build or acquire 75 to 113 stores, replace 10 existing locations and complete 100 major remodels. As of the end of the third fiscal quarter, the Company completed 31 new-store constructions and acquired three stores. The Company also completed 11 replacements and 60 major remodels. The Company currently has 22 new stores under construction and another 59 sites under contract for future new builds. “We continue to remain patient with acquisitions, and are excited about our future expansion opportunities as our second distribution center in Terre Haute, Indiana is now operational,” said Myers.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend is payable May 16, 2016 to shareholders of record on May 2, 2016.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
Total revenue	$1,565,940	$1,671,961	$5,539,132	$6,113,358
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,194,771	1,320,915	4,313,731	5,020,116
Gross profit	371,169	351,046	1,225,401	1,093,242
Operating expenses	259,625	238,782	791,185	727,881
Depreciation and amortization	43,822	40,431	125,028	113,955
Interest, net	10,132	10,191	30,225	31,057
Income before income taxes	57,590	61,642	278,963	220,349
Federal and state income taxes	19,491	22,323	100,025	81,064
Net income	$38,099	$39,319	$178,938	$139,285
Net income per common share
Basic	$0.98	$1.01	$4.59	$3.60
Diluted	$0.97	$1.01	$4.54	$3.57
Basic weighted average shares	39,033,987	38,795,477	39,003,820	38,701,232
Plus effect of stock compensation	403,421	322,674	397,551	309,125
Diluted weighted average shares	39,437,408	39,118,151	39,401,371	39,010,357

The previously announced revisions to our financial results regarding an immaterial correction of an error for the fiscal 2015 first quarter are reflected in prior period year-to-date results.

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2016	April 30, 2015
Assets
Current assets
Cash and cash equivalents	$53,563	$48,541
Receivables	23,940	22,609
Inventories	189,722	197,331
Prepaid expenses	3,669	2,025
Deferred income taxes	18,831	15,531
Income tax receivable	15,001	19,223
Total current assets	304,726	305,260
Other assets, net of amortization	18,290	18,295
Goodwill	127,981	127,046
Property and equipment, net of accumulated depreciation of $1,297,852 at January 31, 2016 and $1,185,246 at April 30, 2015	2,219,552	2,019,364
Total assets	$2,670,549	$2,469,965
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$2,800	$—
Current maturities of long-term debt	15,380	15,398
Accounts payable	206,639	226,577
Accrued expenses	134,933	122,914
Total current liabilities	359,752	364,889
Long-term debt, net of current maturities	830,466	838,245
Deferred income taxes	399,824	354,973
Deferred compensation	17,102	17,645
Other long-term liabilities	20,275	18,984
Total liabilities	1,627,419	1,594,736
Total shareholders’ equity	1,043,130	875,229
Total liabilities and shareholders’ equity	$2,670,549	$2,469,965
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Product (Amounts in thousands)
Three months ended 1/31/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$888,744	$453,388	$209,595	$14,213	$1,565,940
Gross profit	$85,460	$141,482	$130,027	$14,200	$371,169
Margin	9.6%	31.2%	62.0%	99.9%	23.7%
Fuel gallons	472,259
Three months ended 1/31/2015
Revenue	$1,056,458	$412,711	$190,393	$12,399	$1,671,961
Gross profit	$98,418	$128,572	$111,672	$12,384	$351,046
Margin	9.3%	31.2%	58.7%	99.9%	21.0%
Fuel gallons	446,842

Revenue and Gross Profit by Product (Amounts in thousands)
Nine months ended 1/31/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$3,341,721	$1,496,586	$662,364	$38,461	$5,539,132
Gross profit	$295,830	$475,935	$415,220	$38,416	$1,225,401
Margin	8.9%	31.8%	62.7%	99.9%	22.1%
Fuel gallons	1,469,654
Nine months ended 1/31/2015
Revenue	$4,134,353	$1,358,231	$586,199	$34,575	$6,113,358
Gross profit	$275,923	$435,282	$347,506	$34,531	$1,093,242
Margin	6.7%	32.0%	59.3%	99.9%	17.9%
Fuel gallons	1,371,796

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2016	3.4%	3.3%	1.6%			F2016	17.5	¢	24.7	¢	18.1	¢
F2015	3.0	2.3	2.2	3.5%	2.6%	F2015	18.9		19.5		22.0		16.9	¢	19.3	¢
F2014	3.2	4.2	3.8	1.8	3.1	F2014	21.4		16.0		13.6		13.1		16.1

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	7.0%	7.5%	7.1%			F2016	32.6%	31.5%	31.2%
F2015	7.7	6.6	7.7	9.7%	7.8%	F2015	32.5	32.3	31.2	32.1%	32.1%
F2014	6.1	10.2	6.5	7.2	7.4	F2014	32.7	32.3	31.1	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	10.3%	9.4%	6.0%			F2016	62.5%	63.4%	62.0%
F2015	11.1	11.1	14.1	13.5%	12.4%	F2015	59.9	59.3	58.7	60.9%	59.7%
F2014	11.9	12.3	10.7	12.1	11.8	F2014	61.8	61.8	60.8	60.1	61.1
Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 8, 2016. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.